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                                                                    Exhibit 21.1

                           UNIVERSAL ELECTRONICS INC.
                     LIST OF SUBSIDIARIES OF THE REGISTRANT


One For All B.V. (organized under the laws of The Netherlands)

One For All GmbH (organized under the laws of Germany)

One For All (UK) Ltd. (organized under the laws of the United Kingdom)